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                                                                    EXHIBIT 23.1


                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of ENVOY Corporation for the registration of 321,289 shares of its common stock and to the incorporation by reference therein of our report dated February 12, 1996 (except as to Note 14, as to which the date is March 6, 1996), with respect to the financial statements and schedule of ENVOY Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.



ERNST & YOUNG LLP

Nashville, Tennessee
October 31, 1996